Exhibit 5

Linklaters LLP World Trade Centre Amsterdam Zuidplein 180 1077 XV Amsterdam Telephone (31 20) 799 6200 Facsimile (31 20) 799 6300

InterXion Holding N.V.

Tupolevlaan 24

1119 NX Schiphol-Rijk

The Netherlands

23 June 2011

Dear Sirs

InterXion Holding N.V. (the “Company”) – SEC registration of ordinary shares, with a nominal value of €0.10 each, in the capital of the Company (“Ordinary Shares”)

1	We have acted as Dutch legal advisers to the Company in connection with the filing by the Company under the Securities Act of 1933, as amended, (the “Act”) of a registration statement on Form S-8 dated 23 June 2011 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the registration (the “Registration”) by the Company with the SEC of up to 8,402,504 Ordinary Shares (the “Shares”) to be newly issued by the Company upon the exercise of rights to subscribe for Ordinary Shares (the “Options”) granted (i), for an aggregate of 3,129,133 Ordinary Shares, under the InterXion Holding N.V. 2008 International Stock Option and Incentive Master Award Plan dated January 2008, as amended on 27 January 2011, (as so amended, the “2008 Plan”) and (ii), for an aggregate of 5,273,371 Ordinary Shares, the InterXion Holding N.V. 2011 International Stock Option and Incentive Master Award Plan dated June 2011 (the “2011 Plan, and together with the 2008 Plan, the “Plans” and each a “Plan”).

2	This opinion is limited to Dutch law as applied by the Dutch courts and published in print and in effect on the date of this opinion, excluding tax law, the laws of the European Union (insofar as not implemented or incorporated in Dutch law), market abuse and competition and procurement laws. This opinion is given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in Dutch law after the date of this opinion. It is given on the basis that it and all matters relating to it will be governed by and construed in accordance with Dutch law and that any action relating to it can only be brought before a Dutch court. In this opinion, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The Dutch concepts concerned may not be identical to the concepts described by the English terms as they may exist or be interpreted under the laws of jurisdictions other than the Netherlands.

Linklaters LLP is a limited liability partnership registered in England and Wales with registered number OC326345. It is a law firm regulated by the Solicitors Regulation Authority. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ, England or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers. Linklaters LLP is also registered with the Dutch Trade Register of the Chambers of Commerce under number 34367130.

Please refer to www.linklaters.com/regulation for important information on our regulatory position.

3	For the purpose of this opinion we have only examined, and relied upon and assumed the accuracy of the factual statements and compliance with the undertakings included in, the documents listed and referred to and, where appropriate, defined in the Schedule to this letter. Our examination has been limited to the text of the documents. In addition we have obtained the following confirmations given by telephone or otherwise on the date of this opinion:

3.1	Confirmation from the Chamber of Commerce that the Trade Register Extract is up to date in all respects material for this opinion.

3.2	Confirmation from the insolvency office (afdeling insolventie) of the competent court in Amsterdam and the central insolvency register (centraal insolventieregister) that the Company is not registered as having been declared bankrupt (failliet verklaard) or granted suspension of payments (surseance verleend).

4	We have assumed the following:

4.1	All copy documents conform to the originals and all originals are genuine and complete.

4.2	Each signature is the genuine signature of the individual concerned.

4.3	All documents were at their date, and have through the date hereof remained, accurate, complete and in full force and effect without modification, and have been or will have been executed in the same form as examined by us for the purposes of this opinion. All confirmations referred to in paragraph 3 are true.

4.4	The Company has not (i) had its assets placed under administration (onder bewind gesteld), (ii) been dissolved (ontbonden), merged (gefuseerd) or split up (gesplitst), or (iii) been subjected to any one of the insolvency and winding-up proceedings listed in Annex A or Annex B to the Council Regulation EC No. 1346/2000 of 29 May 2000 on Insolvency Proceedings (together “Insolvency Proceedings”, including, inter alia, bankruptcy (faillissement)).

4.5	All minutes referred to in the Schedule are a true record of proceedings in duly convened, constituted and quorate meetings described therein and the resolutions set out in those minutes and all written resolutions referred to in the Schedule (i) have been, and at the time when Options were granted on the basis thereof were, validly passed with due observance of the provisions of Dutch law and the Company’s articles of association as in force at the time, (ii) comply with the requirements of reasonableness and fairness (redelijkheid en billijkheid) under Dutch law and (iii) have not been and will not be amended, nullified, revoked, or declared null and void and any conditions and limitations contained therein have been or will have been complied with.

4.6	All resolutions required for the grant of Options under the 2011 Plan and the exclusion of any pre-emptive rights relating thereto will (i) have been duly adopted and validly passed, (ii) comply with the requirements of reasonableness and fairness (redelijkheid en billijkheid) under Dutch law and (iii) have not been and will not be amended, nullified, revoked, or declared null and void and any conditions and limitations contained therein have been or will have been complied with.

4.7	At each time Options are granted under the 2011 Plan and/or Shares are issued upon exercise of Options, the Company's authorised share capital will be sufficient to allow for the grant or issue of the relevant Options or Shares, respectively. The information in the Shareholders Register is complete, correct and up to date.

4.8	The Options and the Options Agreements (i) have been or will have been validly authorised, entered into and duly performed by, each party thereto, (ii) have been or will have been granted and accepted in accordance with the relevant Plan and (iii) are or will be valid, binding and enforceable on each party (including the Company) under the law to which they are expressed to be subject (in relation to the Company only: where that is not Dutch law), and under any other applicable law than Dutch law.

4.9	When issued, the Shares have been or will have been validly accepted by the Option holders exercising their Option, issued and subscribed (genomen) and paid for in accordance with the relevant Option Agreement, the relevant Plan, the articles of association of the Company in force at the time of issue and the relevant Deed of Issue and applicable market abuse and securities laws.

4.10	All Shares to be delivered pursuant to the exercise of Options are newly issued Shares and no new Options will be granted under the 2008 Plan.

5	In our opinion, the Shares will have been duly authorised and, when issued pursuant to a validly executed Deed of Issue, will have been validly issued, fully paid and non-assessable.

6	This opinion is subject to any matters not disclosed to us and to the following qualifications:

6.1	The term “non-assessable” has no equivalent legal term under Dutch law and for the purpose of this opinion, “non-assessable” means that a holder of a Share will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such Share.

6.2	This opinion is limited by, and therefore we do not express any opinion or statement as to the consequences of, any Insolvency Proceeding, insolvency, liquidation (ontbinding en vereffening), reorganisation, fraudulent conveyance (Actio Pauliana) and other laws relating to or affecting the rights of creditors.

6.3	The Trade Register Extract and the confirmations referred to in paragraph 3 do not provide conclusive evidence that the information set out in the Trade Register Extract is correct or that the Company has not become the subject of an Insolvency Proceeding.

6.4	We do not express any opinion as to facts.

7	This opinion is an exhibit to the Registration Statement and may be relied upon in connection with the Registration. We hereby consent to the filing of this opinion with the SEC as Exhibit 5 to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

Yours faithfully

/s/ Linklaters LLP

Linklaters LLP

Schedule

1	A faxed copy of an extract from the trade register obtained from the chamber of commerce for Amsterdam (the “Chamber of Commerce”) regarding the Company dated 23 June 2011 (the “Trade Register Extract”).

2	A faxed copy of a notarial copy of the Company’s deed of incorporation dated 6 April 1998, of its deed of conversion from a private company with limited liability to a limited liability company dated 11 January 2000, and of its articles of association as most recently amended on 28 January 2011, all as obtained from and according to the Chamber of Commerce.

3	A print-out of an electronic copy of a draft form of private deed of issue relating to the issue of Shares (reference number A13630600) by the Company pursuant to a valid exercise of one or more Options under the Plans (the “Deed of Issue”).

4	A print-out of electronic copies of the minutes of general meetings of holders of preferred shares in the capital of the Company and of general meetings of shareholders of the Company held on 28 July 2008, 7 January 2011 and26 January 2011, referring to resolutions adopted by such general meetings in such meetings; of the written resolution of the supervisory board of the Company dated 27 January 2011; of the minutes of meetings of the supervisory board of the Company held on 28 July 2008 and 18 May 2009 referring to resolutions adopted by the Company’s supervisory board in such meetings; of the minutes of the meeting of the management board of the Company held on 25 March 2011, referring to resolutions adopted by the Company’s management board in such meeting; of the written resolutions of the management board of the Company dated 27 January 2011 and 28 January 2011; of a resolution of the management board of the Company adopted outside a meeting by means of emails dated 30/31 May 2011; and of the minutes of a meeting of the compensation committee of the management board of the Company held on 11 May 2011 in the form of an email from Mr. John Baker in his capacity as chairman of said compensation committee, referring to resolutions adopted by the compensation committee in such meeting.

5	A photocopy of the Company’s shareholders register as most recently amended on 18 April 2011 (the “Shareholders Register”).

6	A print-out of an electronic copy of each of the Plans.

7	A print-out of an electronic copy of a form of option agreement for participants in the Netherlands for the 2008 Plan and for the 2011 Plan (together, the “Option Agreements”).

8	A print-out of an electronic copy of the Registration Statement.

References in this opinion to the “documents” are to any and all documents mentioned or referred to in this Schedule and includes the Shares, unless the context requires otherwise.